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                                                            Exhibit 23.1


               CONSENT OF INDEPENDENT AUDITORS


	We hereby consent to the incorporation by reference in the Registration Statements (No. 333-00922 and No. 333-29809) on Form S-8 of Panax Pharmaceutical Company, Ltd. of our report dated July 24, 1997 relating to the balance sheet of Panax Pharmaceutical Company, Ltd. as of June 30, 1997 and the related statements of operations, changes in stockholders' equity (deficiency) and cash flows for each of the years in the two-year period ended June 30, 1997 and for the period July 1, 1993 (commencement of operations) through June 30, 1997 which report is included in the annual report of Panax Pharmaceutical Company, Ltd. on Form 10-KSB for the year ended June 30, 1997.

        Our report dated July 24, 1997, contains an explanatory paragraph that states that the Company has sustained recurring losses from opeations and will require additional financing, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainly.


/s/ Richard A. Eisner & Company, LLP
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New York, New York
October 13, 1997